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                                                                    EXHIBIT 11.1
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


                                        MARCH 29, 1997   MARCH 30, 1996
                                         PRIMARY AND      PRIMARY AND
                                        FULLY DILUTED    FULLY DILUTED
                                       ---------------  ---------------
INCOME

Net income (loss)                           ($717,503)       ($102,723)

Preferred Dividends                               ---           73,094
                                            ---------        ---------

Net Income available to Common
Stockholders                                ($717,503)       ($175,817)
                                            =========        =========

Primary and Fully Dilutive Earnings
per Share                                      ($0.15)          ($0.06)
                                            =========        =========

NUMBER OF SHARES

Primary and Fully Dilutive

     Weighted Average Shares                4,701,666        2,826,666
                                            =========        =========


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